UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 30, 2006

JAMES RIVER COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Virginia	000-51129	54-1602012
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 E. Byrd Street, Suite 1600, Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(804) 780-3000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 30, 2006, James River Coal Company (the “Company”) entered into Amendment No.2 and Waiver (the “Amendment”) to the Credit Agreement dated as of May 31, 2005 among the Company, as borrower, the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, and Morgan Stanley Senior Funding, Inc., as Syndication Agent (the “Credit Agreement”). The Amendment clarifies and modifies certain financial covenants for portions of 2006 and 2007 in a manner that substantially increases current and expected availability under the Credit Agreement. The material terms of the Amendment are described below.

The Amendment:

•	corrects a typographical error in the timing of stepdowns for the Leverage Ratio, and waives any failure to comply that might have resulted from such typographical error;
•
amends the method of calculating the Leverage Ratio, Senior Secured Leverage Ratio and Fixed Charge Coverage Ratio for the first three fiscal quarters of 2006 so that actual to-date 2006 Consolidated EBITDA will be annualized, rather than using the trailing four quarters Consolidated EBITDA;

•	increases the amount of indebtedness that the Company is permitted to incur or assume in connection with capital expenditures from $5 million to $10 million;
•
increases the Loan ABR Spread to 2.00% and the Loan Eurodollar Spread to 3.00% from the variable rates for such spreads based on the Company’s Leverage Ratio, for the period from May 30, 2006 through December 31, 2006, provided that if the credit facilities under the Credit Agreement are not rated at least B1 by Moody’s and B by S&P after May 30, 2006, then each such percentage shall be increased by 0.25%; and

•
increases the fixed portion of the participation fee on Synthetic Letters of Credit from 2.75% to 3.00% for the period from February 23, 2006 through December 31, 2006, provided that if the credit facilities under the Credit Agreement are not rated at least B1 by Moody’s and B by S&P after May 30, 2006, then the fixed portion of the participation fee shall be increased by 0.25%.

Upon effectiveness of the Amendment, the full $25 million Revolver facility was available for borrowing. The Company believes that its cash on hand, cash generated from its operations and available borrowings under the Revolver, as amended, will provide adequate liquidity at least through the end of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER COAL COMPANY (Registrant) By: /s/ Samuel M. Hopkins II Samuel M. Hopkins II Vice President and Chief Accounting Officer

Date:  June 5, 2006